As filed with the Securities and Exchange Commission on June 2, 2003

Registration No. 333-56406

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DANAHER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	59-1995548
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2099 Pennsylvania Avenue, N.W.

Washington, D.C. 20006-1813

(202) 828-0850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick W. Allender

Executive Vice President, Chief Financial Officer and Secretary

2099 Pennsylvania Avenue, N.W.

Washington, D.C. 20006-1813

(202) 828-0850

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Meredith B. Cross	James F. O’Reilly
Wilmer, Cutler & Pickering	Associate General Counsel and Assistant Secretary
2445 Street, N.W.	Danaher Corporation
Washington, D.C. 20037	2099 Pennsylvania Avenue, N.W.
(202) 663-6000	Washington, D.C. 20006-1813
(202) 828-0850

DEREGISTRATION OF UNSOLD SECURITIES

On March 1, 2001, Danaher Corporation (the “Registrant”) filed its Registration Statement on Form S-3 (File No. 333-56406) (the “Registration Statement”) covering $829,823,000 principal amount of its Liquid Yield Option™ Notes due 2021 (Zero Coupon—Senior) (the “2001 LYONs”) and the shares of the Registrant’s common stock, $0.01 par value (the “Common Stock”) issuable upon conversion of such 2001 LYONs to be sold by certain selling securityholders of the Company. On March 16, 2001, the Securities and Exchange Commission (the “Commission”) declared the Registration Statement effective.

Pursuant to the Registrant’s undertaking in Item 17 of Part II of this Registration Statement, the Registrant hereby amends the registration statement by means of this post-effective amendment to remove from registration the unsold portion of securities registered hereon. The Registration Statement was filed in order to register the 2001 LYONs issued to purchasers in private placements in January 2001 and the shares of Common Stock into which the 2001 LYONs are convertible. As of April 29, 2003 the selling securityholders have re-sold $627,612,000 in principal amount of the 2001 LYONs under the Registration Statement.

Pursuant to the terms of the Registration Rights Agreement between the Registrant and the initial purchasers of the 2001 LYONs, the Registrant’s obligation to maintain the effectiveness of the Registration Statement under the Registration Rights Agreement expired in March 2003.

Accordingly, the Registrant hereby de-registers $202,211,000 in principal amount of the 2001 LYONs and the shares of Common Stock into which the 2001 LYONs are convertible that were registered pursuant to the Registration Statement and remain unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on June 2, 2003.

DANAHER CORPORATION

By:	/s/ PATRICK W. ALLENDER
Patrick W. Allender Executive Vice President—Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 2, 2003	By:	/s/ H. LAWRENCE CULP, JR.
H. Lawrence Culp, Jr. Director, President and Chief Executive Officer (Principal Executive Officer)

Date: June 2, 2003	By:	/s/ PATRICK W. ALLENDER
Patrick W. Allender Executive Vice President—Chief Financial Officer and Secretary (Principal Financial Officer)

Date: June 2, 2003	By:	/s/ ROBERT S. LUTZ
Robert S. Lutz Vice President and Chief Accounting Officer (Principal Accounting Officer)

Date: June 2, 2003	By:	/s/ MORTIMER M. CAPLIN*
Mortimer M. Caplin Director

Date: June 2, 2003	By:	/s/ DONALD J. EHRLICH*
Donald J. Ehrlich Director

Date: June 2, 2003	By:	/s/ MITCHELL P. RALES*
Mitchell P. Rales Director and Chairman of the Executive Committee

Date: June 2, 2003	By:	/s/ STEVEN M. RALES*
Steven M. Rales Director and Chairman of the Board

Date: June 2, 2003	By:	/s/ WALTER G. LOHR, JR.*
Walter G. Lohr, Jr. Director

Date: June 2, 2003	By:	/s/ ALAN G. SPOON*
Alan G. Spoon Director

Date: , 2003	By:
A. Emmet Stephenson, Jr. Director

*By:	/s/ PATRICK W. ALLENDER
Patrick W. Allender Attorney-in-fact